EXHIBIT 99.3

WestRock to Transfer $2.5 Billion in U.S. Pension Obligations to Prudential

NORCROSS, Ga., Sept. 08, 2016 (GLOBE NEWSWIRE) -- WestRock Company (NYSE:WRK) today announced it will settle $2.5 billion in pension obligations of the WestRock Company Consolidated Pension Plan (“Plan”).  This transaction, which is expected to close in late September and is subject to closing conditions, will occur through the purchase of a group annuity contract using Plan assets that will transfer payment responsibility for retirement benefits owed to approximately 35,000 U.S. retirees and their beneficiaries to The Prudential Insurance Company of America, a subsidiary of Prudential Financial, Inc. (NYSE:PRU). This settlement will reduce WestRock’s overall U.S. pension obligations by approximately 40%. The monthly retirement benefit payment amounts currently received by retirees and their beneficiaries are not changing. Those Plan participants not included in the transaction are staying in the Plan.

“WestRock is committed to the long-term financial health of the Plan and has taken steps to protect all participants of the Plan,” said Ward Dickson, WestRock’s chief financial officer.  “This transaction represents a further step towards managing future pension cost and risk, benefiting participants remaining in the Plan while entrusting certain retirees’ and their beneficiaries’ pensions to a financially strong and secure institution with expertise in the long-term management of retirement benefits.”

After the annuity purchase, the Plan is expected to remain in a strong, overfunded financial position. WestRock will not make any cash contributions into the Plan to affect this transaction and, at this time, does not expect to make any future cash contributions.  Additionally, WestRock does not expect any unfavorable impact to its fiscal 2017 pension income as a result of this transaction.

As part of the transaction, State Street Global Advisors (SSGA), a leading independent fiduciary services firm, was appointed as the independent fiduciary to represent the interests of all Plan participants and beneficiaries and objectively select the safest available annuity pursuant to procedures established by the U.S. Department of Labor. SSGA selected a Prudential contract that provides an additional safeguard by segregating assets in a separate account dedicated to the payment of benefits to Plan retirees and their beneficiaries transferred to Prudential. Key advisors to SSGA included AonHewitt Investment Consulting and K&L Gates LLP.

Key advisors to WestRock included: Mercer as lead strategic advisor, Goldman Sachs Asset Management as Outsourced Chief Investment Officer of the Plan and each of Covington & Burling LLP and Mazursky Constantine LLC as legal counsel.

No action is required on the part of retirees and beneficiaries. Affected retirees and beneficiaries will soon receive detailed information packages.

About WestRock
WestRock (NYSE:WRK) aspires to be the premier partner and unrivaled provider of paper and packaging solutions in consumer and corrugated markets. WestRock's 39,000 team members support customers around the world from more than 250 operating and business locations spanning North America, South America, Europe and Asia. For more information, visit www.westrock.com.

About Prudential

Prudential Retirement delivers retirement plan solutions for public, private and non-profit organizations. Prudential Retirement is a business unit of The Prudential Insurance Company of America (PICA), Newark, NJ, and Prudential Retirement Insurance and Annuity Company (PRIAC), Hartford, CT, both of which are Prudential Financial companies. Services include defined contribution, defined benefit and non-qualified deferred compensation record keeping, administrative services, investment management, comprehensive employee education and communications, and trustee services, as well as a variety of products and strategies, including institutional investment and income products, pension risk transfer solutions and structured settlement services. With over 85 years of retirement experience, Prudential Retirement helps meet the needs of 4.1 million participants and annuitants. Prudential Retirement has $374.9 billion in retirement account values as of Jun. 30, 2016. Prudential Financial, Inc. (NYSE:PRU), a financial services leader with over $1 trillion of assets under management as of June 30, 2016, has operations in the United States, Asia, Europe, and Latin America.  Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com. Insurance products are issued by PICA and PRIAC, both of which also provide retirement products and services. Each company is solely responsible for its financial condition and contractual obligations.

Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and are typically identified by words or phrases such as "may," "will," "could," "should," "would," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "prospects," "potential" and "forecast," and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties.

WestRock cautions readers that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Such forward-looking statements include, but are not limited to, statements regarding, among other things, the parties’ ability to complete the transaction on the anticipated terms and schedule, that the Plan is expected to remain in a strong, overfunded financial position after the annuity purchase, that WestRock does not expect to make any cash contributions into the Plan to affect this transaction and, at this time, does not expect to make any future cash contributions to the Plan, and that the transaction is not expected to unfavorably impact WestRock’s fiscal 2017 pension income.

With respect to these statements, WestRock has made assumptions regarding, among other things, the results and impacts of the merger of MeadWestvaco and RockTenn; economic, competitive and market conditions generally; competitive conditions in WestRock's businesses and possible adverse actions of their customers, competitors and suppliers. Further, WestRock's businesses are subject to a number of general risks that would affect any such forward-looking statements. These risks, and other factors that may impact management's assumptions, are more particularly described in WestRock’s filings with the Securities and Exchange Commission, including Item 1A “Risk Factors” in WestRock’s Annual Report on Form 10-K for the fiscal year ended Sept. 30, 2015. The information contained herein speaks as of the date hereof and WestRock does not have or undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

WestRock
Investors:
Matt Tractenberg, 470-328-6327
Vice President, Head of Investor Relations
matt.tractenberg@westrock.com

John Stakel, 678-291-7901
Senior Vice President - Treasurer
john.stakel@westrock.com

Media Contact:
Chris Augustine, 470-328-6305
Director, Corporate Communications
mediainquiries@westrock.com

Prudential Financial
Media Contact:
Josh Stoffregen, 973-802-3996
Vice President, Global Communications
josh.stoffregen@prudential.com